As filed with the Securities and Exchange Commission on April 8, 2014

Registration 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

AVINO SILVER & GOLD MINES LTD.
(Exact Name of Registrant as Specified in Its Charter)

British Columbia, Canada	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

Suite 900, 570 Granville Street
Vancouver, British Columbia
V6C 3P1, Canada
 (Address of Principal Executive Offices)

Avino Silver & Gold Mines Ltd.
Stock Option Plan
(Full Title of the Plan)

David Wolfin
President and Chief Executive Officer
570 Granville Street, Suite 900
Vancouver, British Columbia
V6C 3P1, Canada
Telephone: (604) 682-3701
 (Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See definition of “accelerated filer and large accelerated filer” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐	Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share(3)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares to be issued under the Stock Option Plan(1)	3,222,626	$1.67	$5,381,785	$694

(1)
Pursuant to the Stock Option Plan (“Plan”), the number of common shares subject to the Plan is based on 10% of the Company’s issued share capital. The number of common shares registered represents 10% of 32,226,260 of the common shares of the Company outstanding as of March 31, 2014.

(2)	Pursuant to Rule 416(a), this Registration Statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend or similar transaction.
(3)	Estimated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price of a common share of the Registrant as reported on NYSE MKT on April 2, 2014.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

Not required to be filed with this Registration Statement.

Item 2.  Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Information Incorporated By Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (“SEC”):

•	Our Registration Statement of common shares pursuant to Section 12(b) of the Securities Exchange Act of 1934 on Form 8-A;

•	Our Registration Statement of common share purchase rights pursuant to Section 12(b) of the Securities Exchange Act of 1934 on Form 8-A;

•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on May 14, 2013;

•	Amendment No. 1 to Form 20-F for the fiscal year ended December 31, 2012, filed with the SEC on November 19, 2013;

•	Exhibit 99.2 to our Form 6-K for May 2013 filed with the SEC on May 30, 2013 containing our Information Circular and Statement of Executive Compensation;

•
Exhibits 99.1 and 99.2 to our Form 6-K for March  2013 filed with the SEC on June 4, 2013, containing our Condensed Consolidated Interim Financial Statements for the three months ended March 31, 2013 and 2012 and Management Discussion and Analysis;

•	Exhibit 99.1 to our Form 6-K for July 2013 filed with the SEC on July 5, 2013 announcing the results of Annual General Meeting;

•
Exhibits 99.1 and 99.2 to our Form 6-K for June 2013 filed with the SEC on September 3, 2013, containing our Condensed Consolidated Interim Financial Statements for the six months ended June 30, 2013 and 2012 and Management Discussion and Analysis;

•
Exhibits 99.1 and 99.2 to our Form 6-K for September 2013 filed with the SEC on December 2, 2013, containing our Condensed Consolidated Interim Financial Statements for the nine months ended September 30, 2013 and 2012 and Management Discussion and Analysis;

•
Exhibit 99.1 to our Form 6-K for December 2013 filed with the SEC on December 10, 2013 announcing the November 2013 production results from the San Gonzalo mine and Avino mine surface stockpile operations;

•	Exhibit 99.1 to our Form 6-K for January 2014 filed with the SEC on January 20, 2014 announcing 2013 production results from the Avino property;

•	Exhibit 99.1 to our Form 6-K for February 2014 filed with the SEC on February 4, 2014 announcing January 2014 production results;

•	Exhibit 99.1 to our Form 6-K for March 2014 filed with the SEC on March 11, 2014 announcing February 2014 production results; and

•
All documents that we subsequently file under Sections 13(a), 13(c), and 15(d) of the Exchange Act before we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents, except as to specific sections of such statements as set forth therein.  Unless expressly incorporated into this Registration Statement, a report furnished on Form 6-K prior or subsequent to the date hereof, shall not be incorporated by reference into this Registration Statement.

Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

Our Articles provide that we must indemnify a director, former director or alternate director of the Company and his or her heirs and legal personal representatives against all judgment, penalty or fine awarded or imposed to which such person is or may be liable, by reason of the eligible party being or having been a director or alternate director of the Company. We may indemnify any person under our Articles. We may, and do, maintain a policy of insurance for the benefit of directors, officers and employees against liability incurred by such individual acting in their capacity as a director, officer or employee.

We are subject to the provisions of the Business Corporations Act (British Columbia) (the “Act”).  Under Section 160 of the Act, we may, subject to Section 163 of the Act, indemnify an individual who:

•	is or was a director or officer of our company;

•	is or was a director or officer of another corporation (i) at a time when such corporation is or was an affiliate of our company; or (ii) at our request; or

•	at our request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity;

and includes the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, a proceeding (an “eligible penalty”) in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of our company or an associated corporation, or holding or having held a position equivalent to that of a director or officer of, our company or an associated corporation (a) is or may be joined as a party, or (b) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding (an ”eligible proceeding”) to which the eligible party is or may be liable and we may, subject to section 163 of the Act, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding.

Under Section 161 of the Act, and subject to Section 163 of the Act, we must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses, and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the Act, and subject to Section 163 of the Act, we may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that we must not make such payments unless we first receive from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163, the eligible party will repay the amounts advanced.

Under Section 163 of the Act, we must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160, 161 or 162 of the Act, as the case may be, if any of the following circumstances apply:

•
if the indemnity or payment is made under an earlier agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, we were prohibited from giving the indemnity or paying the expenses by our Articles;

•
if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, we are prohibited from giving the indemnity or paying the expenses by our Articles;

•
if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of our company or the associated corporation, as the case may be; or

•
in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Company or by or on behalf of an associated corporation, we must not either indemnify the eligible party against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160, 161 or 162 of the Act, as the case may be, in respect of the proceeding.

Under Section 164 of the Act, the Supreme Court of British Columbia may, on application of our company or an eligible party:

•	order us to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

•	order us to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

•	order the enforcement of, or payment under, an agreement of indemnification entered into by us;

•	order us to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the Act; or

•	make any other order the court considers appropriate.

Section 165 of the Act provides that we may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Company or an associated corporation.

Under the Act, the Articles may affect our power or obligation to give an indemnity or pay expenses to the extent that the Articles prohibit giving the indemnity or paying the expenses.  As indicated above, this is subject to the overriding power of the Supreme Court of British Columbia under Section 164 of the Act.

We believe that the foregoing laws and provisions of our Articles are necessary to attract and retain qualified officers and directors.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted with respect to our directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.  Exemption From Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit No.	Description

4.4	Stock Option Plan (Incorporated by reference to Exhibit 4.4 to the Company’s Form 20-F for the year ended December 31, 2012)
5.1	Opinion of Salley Bowes Harwardt LC
23.1	Consent of Salley Bowes Harwardt LC (Included in Exhibit 5.1)
23.2	Consent of Manning Elliott LLP, Independent Registered Public Accounting Firm

Item 9.  Undertakings.

The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)  That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, province of British Columbia, Canada, on the 7th day of April, 2014.

AVINO SILVER & GOLD MINES, LTD.

By:	/s/ David Wolfin
David Wolfin, President,
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ David Wolfin	Date: April 7, 2014
David Wolfin, President & Chief Executive Officer
(Principal Executive Officer)

By:	/s/ Malcolm Davidson	Date: April 7, 2014
Malcolm Davidson, Chief Financial Officer
(Principal Financial and Accounting Officer)

By:	/s/ Jasman Yee	Date: April 7, 2014
Jasman Yee, Director

By:	/s/ Michael Baybak	Date: April 7, 2014
Michael Baybak, Director

By:	/s/ Andrew Kaplan	Date: April 7, 2014
Andrew Kaplan, Director
(Authorized Representative in the United States)

By:	/s/ Gary Robertson	Date: April 7, 2014
Gary Robertson, Director